Exhibit 5.1 and 23.2

June 23, 2026

Enlight Renewable Energy Ltd.
13 Amal St., Afek Industrial Park
Rosh Ha’ayin, Israel
+ 972 (3) 900-8700

Re:          Registration Statement on Form F-3.

Ladies and Gentlemen:

I am the General Counsel to Enlight Renewable Energy Ltd., a company organized under the laws of the State of Israel (the “Company”), and in such capacity have reviewed the matters described herein in connection with its registration statement on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”) which registers the offer, issuance and sale by the Company, from time to time, of (i) ordinary shares, of no par value (“Ordinary Shares”), of the Company (the “Shares”) and (ii) debt securities of the Company (the “Debt Securities”) to be issued by the Company pursuant to an indenture (a “Company Indenture”) to be executed by the Company and the relevant trustee under the Company Indenture.

This opinion letter is furnished in my capacity as General Counsel of the Company for purposes of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, I have examined the originals, or photocopies or copies, certified or otherwise identified to my satisfaction, of: (i) the form of the Registration Statement, to which this opinion letter is attached as an exhibit; (ii) the articles of association of the Company, as currently in effect (the “Articles”); (iii) minutes of a meeting of the board of directors of the Company (the “Board”) at which the filing of the Registration Statement and the actions to be taken in connection therewith were approved; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as I have deemed relevant and necessary as a basis for the opinions hereafter set forth. I have also made inquiries of such officers and representatives as I have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. I have also assumed the truth of all facts communicated to me by the Company and that all minutes of meetings of the Board and the shareholders of the Company that have been provided to me are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws. I have assumed, in addition, that at the time of the execution and delivery of any definitive purchase, underwriting or similar agreement between the Company and any third party pursuant to which any of the Securities may be issued (a “Securities Agreement”), the Securities Agreement will be the valid and legally binding obligation of such third party, enforceable against such third party in accordance with its terms. I have further assumed that at the time of the issuance and sale of any of the Securities, the terms of the Securities, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon and subject to the foregoing, I am of the opinion that: With respect to the Shares, assuming (a) the taking of all necessary corporate action to authorize and approve the issuance of any Shares, the terms of the offering thereof and related matters (for purposes of this paragraph, the “Authorizing Resolutions”), (b) the effectiveness of the Registration Statement, and any amendments thereto (including any post-effective amendments), and that such effectiveness shall not have been terminated or rescinded, (c) the delivery and filing of an appropriate prospectus supplement with respect to the offering of the Shares in compliance with the Securities Act and the applicable rules and regulations thereunder, (d) approval by the Board of, and entry by the Company into, and performance by the Company under, any applicable Securities Agreement, in the form filed as an exhibit to the Registration Statement, any post-effective amendment thereto or an immediate report on a Report of Foreign Private Issuer on Form 6-K, pursuant to which the Shares may be issued and sold, and (e) receipt by the Company of the consideration for the Shares as provided for in the Authorizing Resolutions and in accordance with the provisions of any such Securities Agreement and the applicable convertible Securities, if any, pursuant to which the Shares may be issued, such Shares will be validly issued, fully paid and non-assessable.

You have informed me that you intend to issue the Securities from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. I understand that prior to issuing any Securities you will afford me an opportunity to review the corporate approval documents and operative documents pursuant to which such Securities are to be issued (including an appropriate prospectus supplement), and I will file such supplement or amendment to this opinion (if any) as I may reasonably consider necessary or appropriate by reason of the terms of such Securities.

With respect to my opinion as to the Shares, I have further assumed that, at the time of issuance and sale of Shares and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Ordinary Shares that the Company is authorized to issue shall have been increased in accordance with the Articles such that a sufficient number of Ordinary Shares are authorized and available for issuance under the Articles.

I am admitted to the Bar in the State of Israel, and I do not express any opinion as to the laws of any other jurisdiction.  This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name appearing under caption “Legal Matters.” In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and I disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to my attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours, /s/ Lisa Haimovitz Lisa Haimovitz VP, General Counsel